Exhibit 99.1

Contact: Mark Polzin (314) 982-1758

EMERSON PROMOTES MONSER TO PRESIDENT

ST. LOUIS, October 5, 2010 – Emerson (NYSE:EMR) announced today that Chief Operating Officer Edward L. Monser was named to the additional position of president.

Monser has served as chief operating officer (COO) of Emerson since November 2001. As COO, Monser is responsible for Emerson’s day-to-day business operations and leads the company’s profit review and other strategic planning processes.  He also directs lean manufacturing, global supply chain, and international business activities, which include business development and investments in emerging markets. Monser, 60, has more than 25 years of experience in senior operational positions at Emerson and has played key roles in globalizing the company.

“Ed has done a terrific job in managing our global strategy, leading our team to new levels of operating efficiency, and delivering value to shareholders and customers,” said Chairman and Chief Executive Officer David N. Farr. “Ed will be instrumental in integrating Emerson’s recent acquisitions, which total nearly $4 billion, including Avocent and Chloride.  This promotion recognizes all of these efforts and the overall contribution Ed makes every day to Emerson’s success around the world.”

Farr, 55, had held the title of president since 2005.

Monser was president of Emerson’s Rosemount division from 1996 until becoming COO. Under his leadership, Rosemount developed a range of innovative “smart” measurement and analytical devices for the process industry, expanded its service and solutions capabilities, and implemented significant operational efficiencies.

Monser began his career as a senior engineer at Rosemount in 1981. After serving in several engineering management positions, he was named Rosemount’s director of technology in 1987. Two years later, he became director of new products and technology. Monser went on to hold vice president positions overseeing several critical operations at Rosemount before becoming its executive vice president and general manager, and then president.

Monser currently serves on the board of trustees for the Eisenhower Fellowships, is chairman of the board at Ranken Technical College, and is a member of the Economic Development Board for China’s Guangdong Province and a past board member and past vice chairman of the US-China Business Council.  In his career at Emerson, Monser has traveled to China more than 100 times.

Monser received a bachelor’s degree in electrical engineering from Illinois Institute of Technology in 1980. He also has a bachelor's degree in education from Eastern Michigan University and is an alumnus of the executive education program at the Stanford University Graduate School of Business.

About Emerson

Emerson, based in St. Louis, Missouri, USA, is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses.  Sales in fiscal 2009 were $20.9 billion.  For more information, visit www.Emerson.com.

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